                                                                    Exhibit 99.1

NEWS RELEASE            Contact:   Scott R. Royster, Chief Financial Officer
August 2, 2001                     (301) 429-2642
FOR IMMEDIATE RELEASE
Washington, DC

     RADIO ONE, INC. REPORTS RECORD RESULTS FOR ITS SECOND QUARTER OF 2001

                     Same Station Net Revenue Increases 4%
                Same Station Broadcast Cash Flow Increases 12%
                    After-Tax Cash Flow of $0.16 per share

                      Company Achieves Highest Quarterly
                        Revenue and BCF in its History

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported record
--------------
results for the quarter ended June 30, 2001. Net broadcast revenue was $62.3 million, up 91% from the same period in 2001. Broadcast cash flow was $34.0 million, an increase of 106% from the same period in 2001 while the broadcast cash flow margin improved to 54.7% from 50.4%. After-tax cash flow was $14.0 million or $0.16 cents per share.

On a same station basis the Company's net broadcast revenue increased 4% and broadcast cash flow increased 12% from last year while the broadcast cash flow margin improved to 54.4% from 50.4% in the previous year's second quarter.

Alfred C. Liggins, III, the Company's CEO and President stated, "Despite the very weak advertising market and the very difficult comparables from last year's second quarter, we are pleased to report that we were able to meet the consensus after-tax cash flow per share estimates for the quarter. We have been growing significantly faster than the radio industry overall and expect this to persist in the second half of 2001 as our ratings strength continues to provide us with positive momentum. Further, with the Blue Chip acquisition expected to close by August 15, we believe the upside in our portfolio of stations will be enhanced in the upcoming quarters."

For the year-to-date period ending June 30, 2001, net broadcast revenue was $110.2 million, up 101% from the same period in 2001. Broadcast cash flow was $56.0 million, an increase of 115% from the same period in 2001 while the broadcast cash flow margin improved to 50.8% from 47.6%. After-tax cash flow was $16.0 million or $0.18 cents per share.



                                     -MORE-

PAGE 2  --  RADIO ONE, INC. REPORTS RECORD SECOND QUARTER RESULTS

RESULTS OF OPERATIONS
---------------------

  Comparison of periods ended June 30, 2001 to the periods ended June 30, 2000
    (all periods are unaudited - all numbers in 000s except per share data).


                                         Three months     Three months       Six months        Six months
                                            ended            ended             ended              ended
                                        June 30, 2001     June 30, 2000     June 30, 2001     June 30, 2000
                                        -------------    ---------------    --------------    -------------
STATEMENT OF OPERATIONS DATA:
    REVENUE:
       Broadcast revenue                     $70,930           $ 37,231          $125,203         $ 62,355
       Less: Agency commissions                8,645              4,588            14,993            7,560
                                        -------------    ---------------    --------------     ------------
             Net broadcast revenue            62,285             32,643           110,210           54,795
                                        -------------    ---------------    --------------     ------------

    OPERATING EXPENSES:
       Programming and technical               9,151              4,697            18,007            8,937
       Selling, G&A                           19,090             11,492            36,206           19,791
       Corporate expenses                      1,683              1,282             3,523            2,400
       Non-cash compensation                     237                  -               475                -
       Depreciation & amortization            30,851              7,182            62,375           12,671
                                        -------------    ---------------    --------------     ------------
             Total operating expenses         61,012             24,653           120,586           43,799
                                        -------------    ---------------    --------------     ------------

             Operating income (loss)           1,273              7,990          (10,376)           10,996

    INTEREST EXPENSE                          14,717              3,665            30,418            7,247
    GAIN ON SALE OF INVESTMENT                     -                  -             4,272                -
    OTHER (EXPENSE) INCOME, net                (596)              5,470                 -            9,707
                                        -------------    ---------------    --------------     ------------
             (Loss) income before
             (benefit) provision for
             income taxes                   (14,040)              9,795          (36,522)           13,456

    (BENEFIT) PROVISION FOR INCOME
    TAXES                                    (4,633)              4,218          (11,942)            5,818
                                        -------------    ---------------    --------------     ------------

             Net (loss) income before
             extraordinary item              (9,407)              5,577          (24,580)            7,638
                                        =============    ===============    ==============     ============

    EXTRAORDINARY LOSS ON DEBT
    RETIREMENT, net of tax                     5,207                  -             5,207                -
                                        =============    ===============    ==============     ============

             Net (loss) income             $(14,614)           $  5,577         $(29,787)          $ 7,638
                                        =============    ===============    ==============     ============

             Net (loss) income
             applicable to common
             stockholders                  $(19,646)           $  5,577         $(39,857)          $ 7,638
                                        =============    ===============    ==============     ============


                                     -MORE-

PAGE 3 -- RADIO ONE, INC. REPORTS RECORD SECOND QUARTER RESULTS


                                               Three months        Three months        Six months         Six months
                                                  ended               ended              ended              ended
                                              June 30, 2001       June 30, 2000      June 30, 2001      June 30, 2000
                                              -------------       -------------      -------------      -------------
BASIC PER SHARE DATA (d):
    Net (loss) income per share before
    extraordinary loss applicable to common
    shareholders                                 $  (0.16)             $  0.07          $  (0.40)           $   0.09
    Net (loss) income per share
    applicable to common shareholders               (0.22)                0.07             (0.46)
                                                                                                                0.09
    After-tax cash flow per share                     0.16                0.14                                  0.24
                                                                                             0.18

DILUTED PER SHARE DATA (e):
    Net (loss) income per share                  $  (0.16)             $  0.07          $  (0.34)           $   0.09
    Preferred dividends per share                     0.06                   -               0.11                  -
    Net (loss) income per share applicable to
    common shareholders                          $  (0.22)             $  0.07          $  (0.45)           $   0.09
    After-tax cash flow per share                     0.16                0.14               0.18               0.24

OTHER DATA:
    Broadcast cash flow (a)                       $ 34,044            $ 16,454           $ 55,997           $ 26,067
    Broadcast cash flow margin (a)                   54.7%               50.4%              50.8%              47.6%
    EBITDA (b)                                    $ 32,361            $ 15,172           $ 52,474           $ 23,667
    EBITDA margin (b)                                52.0%               46.5%              47.6%              43.2%
    After-tax cash flow (c)                       $ 13,963            $ 12,277           $ 16,078           $ 19,726
    Capital expenditures                             1,189                 829              2,840              1,397

SAME STATION RESULTS:
    Net revenue                                   $ 34,036            $ 32,618           $ 57,239           $ 54,770
    Broadcast cash flow                             18,501              16,428             28,798             26,041
    Broadcast cash flow margin                       54.4%               50.4%              50.3%              47.5%

    Weighted average shares outstanding--           88,252              84,994             87,532             83,038
    basic (d)
    Weighted average shares outstanding--           88,917              85,256             88,036             83,316
    diluted (e)

                                                      June 30, 2001     December 31, 2000
                                                       (unaudited)         (unadited)
                                                      --------------    ----------------
SELECTED BALANCE SHEET DATA:
    Cash and cash equivalents                              $  9,519           $  20,879
    Current assets                                           68,957              78,982
    Total assets                                          1,708,722           1,765,218
    Senior debt                                             350,057             562,588
    Subordinated debt                                       300,000              84,368
    Preferred stock (liquidation value)                     310,000             310,000
    Total shareholders--equity                            1,011,373           1,057,069

AFTER-TAX CASH FLOW (c):                                  Q2 -- 2001           Q2 -- 2000
                                                      --------------    -----------------
    Pre-tax (loss) income                                $ (14,040)             $ 9,795
    Plus: Depreciation, amortization and non-cash            31,088               7,182
    compensation
    Plus: Write-down of investment                            1,206                   -
    Plus: Tax benefit (liability)                               250             (4,700)
    Plus: Non-cash interest                                     491                   -
    Less: Preferred Dividends                                 5,032                   -
                                                      --------------    -----------------
    TOTAL                                                 $  13,963           $  12,277
                                                      ==============    =================

                                     -MORE-

PAGE 4  -- RADIO ONE, INC. REPORTS RECORD SECOND QUARTER RESULTS


Net broadcast revenue increased to approximately $62.3 million for the quarter ended June 30, 2001 from approximately $32.6 million for the quarter ended June 30, 2000 or 91%. Net broadcast revenue increased to approximately $110.2 million for the six months ended June 30, 2001 from approximately $54.8 million for the six months ended June 30, 2000 or 101%. These increases in net broadcast revenue were the result of continuing broadcast revenue growth in many of the Company's markets in which it has operated for at least one year as the Company benefited from historical ratings increases at certain of its radio stations. Additional revenue gains were derived primarily from the Company's 2000 acquisition of radio stations from Clear Channel Communications and AMFM.

Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $29.9 million for the quarter ended June 30, 2001 from approximately $17.5 million for the quarter ended June 30, 2000 or 71%. Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $57.7 million for the six months ended June 30, 2001 from approximately $31.1 million for the six months ended June 30, 2000 or 86%. These increases in expenses were related to the Company's rapid expansion within all of the markets in which it operates including increased variable costs associated with increased revenue, as well as start-up and expansion expenses in its newer markets as well as higher costs associated with operating as a public company.

Interest expense increased to approximately $14.7 million for the quarter ended June 30, 2001 from approximately $3.7 million for the quarter ended June 30, 2000 or 297%. Interest expense increased to approximately $30.4 million for the six months ended June 30, 2001 from approximately $7.2 million for the six months ended June 30, 2000 or 322%. These increases relate primarily to borrowings associated with the acquisition of radio stations from Clear Channel and AMFM.

Other (expense) income was approximately $(0.6) million for the quarter ended June 30, 2001 compared to approximately $5.5 million for the quarter ended June 30, 2000. This change was the result of an approximately $1.2 million write-down of the Company's investment in NetNoir, Inc. partially offset by interest income. Other income decreased to zero for the six months ended June 30, 2001 from approximately $9.7 million for the six months ended June 30, 2000. This decrease was due to the Company having normalized cash balance levels during the first half of 2001 as compared to high cash and investment balances resulting from its follow-on equity offerings in November 2000 and March 2001 completed in anticipation of the acquisition of radio stations from Clear Channel and AMFM which was consummated in August, 2000.

(Loss) income before provision for income taxes was approximately $(14.0) million for the quarter ended June 30, 2001 compared to approximately $9.8 million for the quarter ended June 30, 2000. (Loss) income before provision for income taxes was approximately $(36.5) million for the six months ended June 30, 2001 compared to approximately $13.5 million for the six months ended June 30, 2000. These changes were due to lower operating income due to higher


                                     -MORE-

PAGE 5  -- RADIO ONE, INC. REPORTS RECORD SECOND QUARTER RESULTS


non-cash charges and higher interest expense due to higher levels of debt outstanding as outlined above.

Net (loss) income was approximately $(14.6) million for the quarter ended June 30, 2001 compared to $5.6 million for the quarter ended June 30, 2000. Net
(loss) income was approximately $(29.8) million for the six months ended June 30, 2001 compared to approximately $7.6 million for the six months ended June 30, 2000. These changes were due to the (loss) before provision for income taxes versus income before provision for income taxes in the previous year's periods as well as an extraordinary charge in conjunction with the Company's refinancing of its 12% senior subordinated notes with a new offering of 8-7/8% senior subordinated notes in May, 2001, partially offset by a tax benefit compared to a tax provision during last year's periods.

Broadcast cash flow increased to approximately $34.0 million for the quarter ended June 30, 2001 from approximately $16.5 million for the quarter ended June 30, 2000 or 106%. Broadcast cash flow increased to approximately $56.0 million for the six months ended June 30, 2001 from approximately $26.1 million for the six months ended June 30, 2000 or 115%. These increases were attributable to the increases in broadcast revenue partially offset by higher operating expenses as described above.

Earnings before interest, taxes, depreciation, and amortization (EBITDA), and excluding non-cash compensation expense, increased to approximately $32.4 million for the quarter ended June 30, 2001 from approximately $15.2 million for the quarter ended June 30, 2000 or 113%. Earnings before interest, taxes, depreciation, and amortization (EBITDA), and excluding non-cash compensation expense, increased to approximately $52.5 million for the six months ended June 30, 2001 from approximately $23.7 million for the six months ended June 30, 2000 or 122%. These increases were attributable to the increase in broadcast revenue partially offset by higher operating expenses and higher corporate expenses partially associated with the costs of operating as a public company.


Other Recent Events:

On June 21, 2001 the Company agreed to acquire WPEZ-FM, licensed to Macon, Georgia, from U.S. Broadcasting Limited Partnership for approximately $55.0 million. The Company is in the process of moving the station closer to Atlanta, Georgia thereby making it a viable Atlanta FM radio station. The move-in is expected to be completed before the end of 2001.

On August 1, 2001 the Company completed the acquisition of radio stations from Sinclair Telecable, Inc. and Commonwealth Broadcasting, LLC for approximately $34.0 million.


                                     -MORE-

PAGE 6  -- RADIO ONE, INC. REPORTS RECORD SECOND QUARTER RESULTS


Radio One will be holding a conference call to discuss its results for the fiscal second quarter of 2001. This conference call is scheduled for Thursday, August 2, 2001 at 10:00 a.m. Eastern Daylight Time. Interested parties should call 612-332-0107 or 612-288-0329 five minutes prior to the scheduled time of the call and ask for the "Radio One 2001 Second Quarter Results Teleconference". The conference call will be recorded and made available for replay from 1:30 p.m. the day of the call until midnight of the day following the call. Interested parties may listen to the recording by calling (800) 475-6701 and entering passcode 594939.

Radio One is the nation's seventh largest radio broadcasting company (based on 2000 pro forma revenue) in the United States and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States.

Notes:
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company's or radio station's operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a) "Broadcast cash flow" is defined as broadcast operating income plus corporate expenses (including non-cash compensation) and depreciation and amortization of both tangible and intangible assets.
(b) "EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and non-cash compensation.
(c) "After-tax cash flow" is defined as income before income taxes and extraordinary items plus depreciation, amortization, non-cash compensation, non-cash interest expense and non-cash loss/(gain) on investments, less the current income tax liability/(benefit) and preferred stock dividends.
(d) As of June 30, 2001 the Company had 88,252,000 shares of Common Stock outstanding on a weighted average basis for the quarter.
(e) As of June 30, 2001 the Company had 88,917,000 shares of Common Stock outstanding on a weighted average basis for the quarter, diluted for outstanding stock options. After-tax cash flow per share data was calculated using the basic and diluted weighted average shares outstanding, however, the per share amounts were the same because of the relatively minor differences between the two weighted average share amounts.

The Company has presented broadcast cash flow, operating cash flow and after-tax cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow, operating cash flow and after-tax cash flow do not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, are not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                                    #  #  #